Exhibit 10.32
Service Restricted Stock Unit
Award Agreement
Graphic Packaging Corporation
March 16, 2005

Graphic Packaging Corporation
Service Restricted Stock Unit Award Agreement
     THIS AGREEMENT, effective March 16, 2005, represents the grant of Service Restricted Stock Units by Graphic Packaging Corporation (the “Company”), to the Participant named below, pursuant to the provisions of the 2004 Stock and Incentive Compensation Plan (the “Plan”).
     The Plan provides a complete description of the terms and conditions governing the Service Restricted Stock Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supercede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
Overview of the Participant’s Award
     1. Date of Grant. March 16, 2005 (“Date of Grant”).
     2. Grant of Service Restricted Stock Units. The Company hereby grants the Participant an Award of ___Service Restricted Stock Units pursuant to the terms and conditions contained herein.
     3. Vesting Period. The Service Restricted Stock Units shall vest in accordance with the following:
(a)	One third (1/3) of the Service Restricted Stock Units (rounded to a whole Share) will vest on each of the first, second and third anniversaries following the Date of Grant, provided the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such dates (this time period is referred to herein as the “Vesting Period”).

(b)	All vesting restrictions shall lapse and the Service Restricted Stock Units shall become one hundred percent (100%) vested upon the Participant’s termination of employment due to death, Disability, Retirement provided the Participant has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

(c)	Upon the Participant’s termination of employment due to Early Retirement, the portion of Service Restricted Stock Units that is to vest in the calendar year in which the termination of employment occurs shall vest on a prorata basis. The pro-ration shall be determined by taking the number of days worked since the later of the grant date or the most recent vesting date, divided by 365.

(d)	Upon the Participant’s termination of employment due to Involuntary Termination, all vesting restrictions shall lapse and the Service Restricted Stock Units shall become one hundred percent (100%) vested upon the Participant’s termination of employment. In the event a termination is both an Involuntary

Termination and an Early Retirement, the vesting provisions more favorable to the employee shall prevail.
     For purposes of this Agreement, Retirement means termination of employment at age 65 and Early Retirement means termination of employment by the Participant with age and years of service credit totaling at least sixty-five (65), with the minimum age at which a Participant may be considered to be retired being fifty-five (55). Involuntary Termination means an involuntary termination of the Participant’s employment for reasons other than Cause, death, or Disability.
     4. Termination of Employment for Other Reasons. In the event of the Participant’s termination of employment with the Company, its Affiliates, and/or its Subsidiaries for any reason other than those reasons set forth in Paragraphs 3(b), 3(c), 3(d), or 9, all of the unvested Service Restricted Stock Units the Participant holds at the time of the Participant’s termination of employment shall be forfeited to the Company.
     5. Mandatory Holding Period. The vested Service Restricted Stock Units will be distributed to the Participant on March 17, 2010 (the “Mandatory Holding Period”). This Mandatory Holding Period is applicable to these Service Restricted Stock Units held by the Participant while he is employed by the Company as well as any of these Service Restricted Stock Units retained by the Participant subsequent to his termination of employment. Such Mandatory Holding Period will be waived upon a Participant’s termination of employment due to death, Disability, Retirement, or Involuntary Termination.
     6. Payment of Service Restricted Stock Units. The Participant shall be entitled to receive one-half of the value of the Service Restricted Stock Units in Shares and one-half of the value of the Service Restricted Stock Units in cash. Such payments shall be made for Service Restricted Stock Units whose restrictions have lapsed pursuant to Paragraphs 3 or 9 herein and after the Mandatory Holding Period set forth in Paragraph 5 has lapsed.
     7. Dividend Equivalents. Graphic Packaging Corporation currently does not pay a dividend. Should a dividend be declared prior to the time these Service Restricted Stock Units are paid out, further information will be provided as to whether the Participant will benefit from such dividend payments. Absent such additional information, the Participant will not be entitled to dividend equivalent payments.
     8. Right as Stockholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to Service Restricted Stock Units. The Participant will obtain full voting and other rights as a shareholder of the Company upon the settlement of Service Restricted Stock Units in Shares upon completion of the Mandatory Holding Period.
     9. Change in Control. In the event of a Change in Control of the Company, all then-outstanding Service Restricted Stock Units shall vest in full and be free of restrictions and any Mandatory Holding Period shall be immediately waived upon the Change in Control.
     10. Nontransferability. During the vesting period and the Mandatory Holding Period, Service Restricted Stock Units awarded pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. The designation of a beneficiary shall not constitute a Transfer.
     11. Requirements of Law. The granting of Service Restricted Stock Units under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     12. Tax Withholding. With respect to withholding required upon any taxable event arising as a result of Service Restricted Stock Units granted hereunder, the Company will satisfy the tax withholding requirement on the cash portion by withholding cash equal to the total minimum statutory tax required to be withheld, and on the Share portion by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to the total minimum statutory tax required to be withheld on the transaction.
     13. Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be final and binding upon the Participant.
     14. Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate the Participant’s employment at any time.
     15. Amendment to the Plan. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Company of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and the Agreement without Participant consent to the extent necessary to comply with applicable law or changes to applicable law (including, but in no way limited to, Code Section 409A) and related regulations or other guidance and federal securities laws).
     16. Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Service Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     17. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     18. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the state of Delaware without giving effect to the principles of conflicts of law.

     19. Voiding of Agreement Provision. At the sole discretion of the Company, if any provision under this Agreement causes an amount to be considered deferred under Code Section 409A and as such become subject to income tax under the Code prior to the time such amount is paid or delivered to the Participant, such Award shall be deemed null and void with respect to such amount and the Committee will take whatever steps as may be required to accomplish the objectives of the Agreement without causing early taxation of such amount and without the Company incurring additional cost or liability.
     20. Notices. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to the Participant, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Senior Vice President, Human Resources, Graphic Packaging Corporation.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of March 16, 2005.

Graphic Packaging Corporation

By:

Name: Wayne E. Juby
Title: Senior Vice President, Human Resources

Participant

Number of Restricted Stock Units: _____________________

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